Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sarcos Technology and Robotics Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457 (c)	10,772,674	(2)	$3.17	(3)	$34,149,376.58	(3)	$92.70 per $1,000,000	$3,165.65
	Total Offering Amounts										$3,165.65
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$3,165.65

___________

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Consists of an aggregate of 10,772,674 outstanding shares of the Registrant’s Common Stock issued to selling securityholders in connection with the Registrant’s acquisition of RE2, Inc. These shares are registered for resale on this Registration Statement.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $3.17, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Market on May 11, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A